INVESTMENT ADVISORY AGREEMENT

         This Agreement is made and entered into effective as of April 26, 2007, by and between the DGHM Investment Trust, a Delaware statutory trust (the "Trust"), on behalf of the DGHM All-Cap Value Fund, a series portfolio of the Trust (the "Fund"), and Dalton, Greiner, Hartman, Maher & Co., LLC, a Delaware limited liability company (hereinafter referred to as "Advisor").

         WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and engages in the business of asset management; and

         WHEREAS, the Trust desires to retain the Advisor to render certain investment management services to the Fund, and the Advisor is willing to render such services;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Obligations of Investment Advisor

                  (a) Services. The Advisor agrees to perform the following services (the "Services") for the Trust:

                           (1) manage the  investment  and  reinvestment  of the
                   assets of the Fund;

                           (2) continuously  review,  supervise,  and administer
                   the investment program of the Fund;

                           (3) determine,  in its discretion,  the securities to
                   be  purchased,   retained  or  sold  (and   implement   those
                   decisions) with respect to the Fund;

                           (4) provide the Trust and the Fund with records concerning the Advisor's activities under this Agreement which the Trust and the Fund are required to maintain;

                           (5) render  regular  reports to the Trust's  trustees
                   and officers concerning the Advisor's discharge of the foregoing responsibilities; and

                           (6) perform such other services as agreed by the Advisor and the Trust from time to time.

         The Advisor shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish;
         (ii) the Fund's objectives,  policies,  and limitations as set forth in
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         its prospectus  ("Prospectus") and statement of additional  information
         ("Statement of Additional Information"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Advisor or through such other parties as the Advisor may determine from time to time.

                  (b) Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, directors and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

                  (c) Books and Records. All books and records prepared and maintained by the Advisor for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Advisor shall surrender to the Trust and the Fund such of the books and records so requested.

         2. Fund Transactions. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution and other factors. The Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Advisor with brokerage, research, analysis, advice and similar services, and the Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Advisor to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

         3. Compensation of the Advisor. The Fund will pay monthly to the Advisor an investment advisory fee (the "Fee") equal to an annualized rate of 0.75% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund's Prospectus and/or Statement of Additional Information, and shall be paid to the Advisor by the Fund within five (5) days after such calculation.

         4. Status of Investment Advisor. The services of the Advisor to the Trust and the Fund are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its Services to the Trust and the Fund are not impaired thereby. The Advisor shall be deemed to be an

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independent  contractor  and  shall,  unless  otherwise  expressly  provided  or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

         5. Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Advisor are or may be interested in the Trust as trustees, stockholders or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

         6. Limits of Liability; Indemnification. The Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Advisor for inclusion therein. The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust's Declaration of Trust.

         Any liability of the Advisor to the Fund shall not automatically impart liability on the part of the Advisor to any other series portfolio of the Trust. The Fund shall not be liable for the obligations of any other series portfolio of the Trust, nor shall any other series portfolio of the Trust be liable for the obligations of the Fund. The limitations of liability provided under this section are not to be construed so as to provide for limitation of liability for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such limitation of liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

         7. Liability of Shareholders. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.

         8. Term. This Agreement shall remain in effect for an initial term of two years from the date the Fund commences operation, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval, or by a vote of a majority of the outstanding voting securities of the Fund; provided, however, that:

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



                  (a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trust's trustees; or
         (ii) the vote of a majority of the outstanding voting securities of the Fund;

                  (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act);

                  (c) the Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust and the Fund; and

                  (d) the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

         9. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

         10. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws.

         11. Representations and Warranties.

                  (a) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Trust as follows: (i) the Advisor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission ("SEC") under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

                  (b) Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the SEC under the Act; (iii) shares of each Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

         12. Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund. Without limiting the generality of the foregoing:
(a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no

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



circumstances shall the Advisor have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

         13. Use of Names. The Trust acknowledges that all rights to the name "DGHM" belongs to the Advisor, and that the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

         14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         15. Notice. Notices of any kind to be given to the Trust hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to DGHM Investment Trust at 565 Fifth Avenue, Suite 2101, New York, New York 10017, Attention: (Chairman of the Board of Trustees), with a copy to The Nottingham Company at 116 South Franklin Street, Post Office Box 69, Rocky Mount, NC 27802-0069, Attention: A. Vason Hamrick or to such other address or to such individual as shall be so specified by the Trust to the Advisor. Notices of any kind to be given to the Advisor hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to Dalton, Greiner, Hartman, Maher & Co., LLC, 565 Fifth Avenue, Suite 2101, New York, New York 10017,
Attention: Timothy G. Dalton, or at such other address or to such individual as shall be so specified by the Advisor to the Trust. Notices shall be deemed received when delivered in person or within four (4) days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail or overnight courier, addressed as stated above.

         16. Notice of Change in Membership. The Advisor is hereby obligated to to notify the Trust if there is a change in the Advisor's partnership, whether of general or limited partners, within a reasonable time after such change takes place.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

                                               DALTON, GREINER, HARTMAN,
DGHM INVESTMENT TRUST                             MAHER & CO., LLC

/s/ Theo H. Pitt, Jr.                          /s/ Timothy G. Dalton
_________________________                      ___________________________
By:  Theo H. Pitt, Jr.                         By:  Timothy G. Dalton
Title:   Trustee                               Title:  Chairman

[Seal]                                         [Seal]



The Fund commenced operations on April __, 2007.



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